Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Third Quarter 2023 Results; Updates Fiscal Year 2023 Outlook

Third Quarter Fiscal 2023 Highlights

●	GAAP Results as Compared to Third Quarter Fiscal 2022:
o	Net sales increased 31% to $1,254 million
o	Income from operations increased 99% to $266 million
o	Net income increased 64% to $175 million
o	Diluted EPS increased 66% to $1.21
●	Non-GAAP Results as Compared to Third Quarter Fiscal 2022:
o	Adjusted Income from Operations(1) increased 96% to $262 million
o	Adjusted Net Income(1) increased 125% to $207 million
o	Adjusted Diluted EPS(1) increased 127% to $1.43
o	Adjusted EBITDA including unconsolidated joint ventures(1) increased 72% to $346 million
●	Paid $35 million in cash dividends and repurchased $12 million of common stock

Updated Fiscal 2023 Outlook

●	Updated financial targets include the consolidation of the European joint venture in the fiscal fourth quarter
●	Net sales of $5.25 billion to $5.35 billion
●	Net income of $639 million to $664 million, and Diluted EPS of $4.42 to $4.57
●	Adjusted Net Income(1) of $630 million to $655 million, and Adjusted Diluted EPS(1) of $4.35 to $4.50
●	Adjusted EBITDA including unconsolidated joint ventures(1) of $1,180 million to $1,210 million

EAGLE, ID (April 6, 2023) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal third quarter 2023 results and updated its fiscal 2023 outlook.

“We delivered another quarter of strong operating results and have raised our fiscal 2023 financial targets accordingly,” said Tom Werner, President and CEO. “Our performance was broad-based, with strong sales and earnings growth across each of our core business segments that were in line with or exceeded our projections for the quarter. We expect this momentum will continue through this fiscal year and provide a solid foundation for fiscal 2024. However, we continue to believe that the near-term macroenvironment in North America and Europe will remain volatile as we face higher costs for raw potatoes and other key inputs, and as consumer demand and restaurant traffic continue to be affected by inflationary pressures. Longer term, we believe we are well-positioned to drive sustainable, profitable growth, and to better serve customers around the world as we leverage the commercial and operational benefits of our recently-acquired European operations, as well as our capacity expansion investments in the U.S., China, Argentina, and the Netherlands.”

Summary of Third Quarter FY 2023 Results
($ in millions, except per share)

		Year-Over-Year	YTD	Year-Over-Year
	Q3 2023	Growth Rates	FY 2023	Growth Rates
Net sales	$1,253.6	31%	$3,655.7	24%
Income from operations	$266.3	99%	$695.1	125%
Net income	$175.1	64%	$510.1	202%
Diluted EPS	$1.21	66%	$3.53	204%

Adjusted Income from Operations (1)	$262.0	96%	$664.3	115%
Adjusted Net Income (1)	$207.4	125%	$501.1	168%
Adjusted Diluted EPS(1)	$1.43	127%	$3.46	170%
Adjusted EBITDA including unconsolidated joint ventures(1)	$345.5	72%	$907.9	84%

Q3 2023 Commentary

Net sales increased $298.6 million to $1,253.6 million, up 31 percent versus the prior year quarter. Price/mix increased 31 percent, reflecting the benefit of pricing actions across each of the Company’s core business segments to counter input and manufacturing cost inflation. Overall volume was flat as solid growth in shipments to large chain restaurant and retail channel customers in North America offset the impact of exiting certain lower-priced and lower-margin business as the Company continues to strategically manage customer and product mix due to capacity constraints. To a lesser extent, softer traffic at casual dining and full-service restaurants in North America also affected volume.

Income from operations increased $132.5 million to $266.3 million, up 99 percent versus the prior year quarter. Adjusted Income from Operations(1), which excludes items impacting comparability, increased $128.2 million to $262.0 million, up 96 percent versus the prior year quarter. The increases were driven by higher sales and gross profit, partially offset by higher selling, general and administrative expenses (“SG&A”).

Gross profit increased $176.8 million versus the prior year quarter to $397.8 million, as the benefits from pricing actions more than offset the impact of higher manufacturing costs on a per pound basis. The higher costs per pound primarily reflected double-digit cost inflation for key inputs, including: raw potatoes, edible oils, ingredients such as grains and starches used in product coatings, labor, and energy. In addition, the increase in gross profit included an $8.7 million decrease in unrealized mark-to-market adjustments associated with commodity hedging contracts, reflecting a $5.1 million loss in the current quarter, compared with a $3.6 million gain related to these items in the prior year quarter.

SG&A increased $44.3 million versus the prior year quarter to $131.5 million, and included a net $4.3 million gain ($2.8 million after-tax, or $0.02 per share) related to actions taken to mitigate the effect of changes in currency rates on the fiscal fourth quarter purchase of the remaining equity interest in Lamb-Weston/Meijer v.o.f. (“LW EMEA”), net of other acquisition-related costs. Excluding items impacting comparability, SG&A increased $48.6 million to $135.8 million, primarily due to higher compensation and benefits expense, and to a lesser extent, higher expenses related to improving the Company’s information systems and enterprise resource planning (“ERP”) infrastructure, as well as a $5.5 million increase in advertising and promotion expenses.

Net income was $175.1 million, up $68.5 million versus the prior year quarter, and Diluted EPS was $1.21, up $0.48 versus the prior year quarter. The increases were driven by higher income from operations, which included a net $4.3 million gain ($2.8 million after-tax, or $0.02 per share) for acquisition-related items. The increase in net income and Diluted EPS was partially offset by lower equity method investment earnings, which included a $47.3 million unrealized loss ($35.1 million after-tax, or $0.24 per share) related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LW EMEA, and a $19.3 million unrealized gain ($14.3 million after-tax, or $0.10 per share) in the prior year quarter. The Company has identified the mark-to-market adjustments related to natural gas and electricity derivatives in the current and prior year quarters, and the LW EMEA acquisition-related items discussed above, as items impacting comparability.

Adjusted Net Income(1) was $207.4 million, up $115.1 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $1.43, up $0.80 versus the prior year quarter. Adjusted EBITDA including unconsolidated joint ventures(1) increased $145.2 million to $345.5 million, up 72 percent compared to the prior year quarter. These increases were driven by higher income from operations.

The Company’s effective tax rate(2) in the third fiscal quarter was 19.4 percent, versus 22.6 percent in the prior year quarter. Excluding items impacting comparability, the Company’s effective tax rate was 20.3 percent for the fiscal third quarter, and 22.0 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.

Q3 2023 Segment Highlights

Global Segment Summary

		Year-Over-Year
	Q3 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$648.5	33%	33%	0%
Segment product contribution margin(3)	$167.5	129%

Net sales for the Global segment, which is generally comprised of the top 100 North American-based quick-service and full-service restaurant chain customers, as well as all of the Company’s international sales, increased $160.6 million to $648.5 million, up 33 percent versus the prior year quarter. The benefit of domestic and international pricing actions to counter inflationary pressures drove a 33 percent increase in price/mix. Volume was flat as solid growth from key customers in North America offset the impact of exiting certain lower-priced and lower-margin business in international and domestic markets.

Global segment product contribution margin increased $94.5 million to $167.5 million, up 129 percent versus the prior year quarter. Pricing actions drove the increase, which was partially offset by higher manufacturing costs per pound.

Foodservice Segment Summary

		Year-Over-Year
	Q3 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$360.0	22%	25%	(3%)
Segment product contribution margin(3)	$142.9	34%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $65.5 million to $360.0 million, up 22 percent versus the prior year quarter, with price/mix up 25 percent and volume down 3 percent. The carryover benefits of pricing actions taken in the prior year, as well as actions taken in fiscal 2023, to counter inflationary pressures drove the increase in price/mix. Incremental losses of certain lower-priced and lower-margin business and, to a lesser extent, a slowdown in casual dining and other full-service restaurant traffic, drove the volume decline.

Foodservice segment product contribution margin increased $36.2 million to $142.9 million, up 34 percent compared to the prior year quarter. Pricing actions drove the increase, which was partially offset by higher manufacturing costs per pound and the impact of lower volume.

Retail Segment Summary

		Year-Over-Year
	Q3 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$216.0	50%	44%	6%
Segment product contribution margin(3)	$82.6	161%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant, and club customers in North America, increased $72.4 million to $216.0 million, up 50 percent versus the prior year quarter. The carryover benefits of pricing actions taken in the prior year, as well as actions taken in fiscal 2023, across the branded and private label portfolios to counter inflationary pressures drove a 44 percent increase in price/mix. Volume rose 6 percent, driven by strong growth in branded products as customer service rates improved, as well as modest growth in private label products.

Retail segment product contribution margin increased $51.0 million to $82.6 million, up 161 percent versus the prior year quarter. Pricing actions drove the increase, which was partially offset by higher manufacturing costs per pound.

Equity Method Investment Earnings (Loss)

Equity method investment earnings (loss) from unconsolidated joint ventures in Europe and the U.S. was a loss of $23.3 million and earnings of $29.7 million for the third quarter of fiscal 2023 and 2022, respectively. Equity method investment earnings (loss) in the quarter include a $45.6 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts, of which $47.3 million ($35.1 million after-tax, or $0.24 per share) related to losses in natural gas and electricity derivatives as commodity markets in Europe continued to experience significant volatility. Equity method investment earnings in the prior year quarter included a $19.6 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts, of which $19.3 million ($14.3 million after-tax, or $0.10 per share) related to gains in natural gas and electricity derivatives.

Excluding the items impacting comparability noted above (mark-to-market adjustments related to natural gas and electricity derivatives) and the other mark-to-market adjustments, earnings from equity method investments increased $12.2 million compared to the prior year quarter, reflecting favorable price/mix, partially offset by higher manufacturing costs, in both Europe and the U.S.

Liquidity and Cash Flows

At the end of the fiscal third quarter, the Company had $675.0 million of cash and cash equivalents and no borrowings outstanding under its $1.0 billion revolving credit facility.

Through the first three quarters of fiscal 2023, net cash provided by operating activities was $335.1 million, up $161.1 million versus the prior year period due to higher earnings, partially offset by increased working capital uses. Capital expenditures were $497.0 million, up $270.0 million versus the prior year period, primarily reflecting increased investments to support capacity expansion projects and to upgrade the Company’s information systems and ERP infrastructure.

In its fiscal fourth quarter on February 28, 2023, the Company acquired the remaining equity interest in LW EMEA for €531.6 million ($564.0 million) in cash, subject to certain post-closing adjustments pursuant to the purchase agreement, and 1,952,421 shares of the Company’s common stock. The Company funded the cash portion of this acquisition with the proceeds from a $450.0 million term loan and $114.0 million of cash on hand. With the completion of the transaction, the Company owns 100 percent of the equity interest in LW EMEA. Accordingly, the Company will begin to consolidate LW EMEA’s financial results in its consolidated financial statements in its fiscal fourth quarter, and include LW EMEA’s results in the Company’s Global segment.

Capital Returned to Shareholders

In the fiscal third quarter, the Company returned $35.2 million to shareholders through cash dividends and $12.2 million through share repurchases, with 124,691 shares repurchased at an average price per share of $97.92.

Through the first three quarters of fiscal 2023, the Company paid $105.8 million in cash dividends and repurchased $40.6 million of its common stock, with 529,167 shares repurchased at an average price per share of $76.66. The Company has approximately $228 million authorized for share repurchases under its existing program.

Fiscal 2023 Outlook

The Company is updating its financial targets for fiscal 2023 as follows, which now include the consolidation of LW EMEA:

●	Net sales of $5.25 billion to $5.35 billion, including $300 million to $325 million of sales attributable to the consolidation of LW EMEA’s results in the fiscal fourth quarter. The Company previously expected to deliver net sales of $4.8 billion to $4.9 billion, which did not include the expected contribution from LW EMEA.

●	Net income of $639 million to $664 million and Diluted EPS of $4.42 to $4.57, including a net benefit from items impacting comparability of $8.1 million ($9.0 million after-tax, or $0.07 per share) during the first three quarters of fiscal 2023. The Company previously expected to deliver net income of $580 million to $620 million and Diluted EPS range of $4.03 to $4.28, including a net benefit from items impacting comparability of $51.1 million (approximately $41.3 million after-tax, or $0.28 per share) recorded during the first half of fiscal 2023.

●	Excluding items impacting comparability, Adjusted Net Income(1) of $630 million to $655 million, Adjusted Diluted EPS(1) of $4.35 to $4.50, and Adjusted EBITDA including unconsolidated joint ventures(1) of $1,180 million to $1,210 million. The Company estimates the consolidation of LW EMEA will contribute an incremental $10 million to $15 million of Adjusted EBITDA including unconsolidated joint ventures(1). The Company previously expected to deliver Adjusted Net Income(1) of $540 million to $580 million, Adjusted Diluted EPS(1) range of $3.75 to $4.00, and Adjusted EBITDA including unconsolidated joint ventures(1) range of $1,050 million to $1,100 million.

●	Gross margins including the consolidation of LW EMEA of 27 percent to 27.5 percent. Excluding the consolidation of LW EMEA, the Company raised its gross margin estimate to 28 percent to 28.5 percent, which is above the Company’s previous target of 27 percent to 28 percent.

●	SG&A, excluding items impacting comparability, of $550 million to $570 million, up from the Company’s previous estimate of $525 million to $550 million, largely reflecting the consolidation of LW EMEA.

In addition, the Company has updated other financial targets, including:

●	Depreciation and amortization expense of approximately $220 million, up from the Company’s previous estimate of approximately $210 million, reflecting the additional depreciation and amortization expense associated with the consolidation of LW EMEA.

●	Cash used for capital expenditures of $700 million to $725 million, up from the Company’s previous estimated range of $475 million to $525 million, reflecting accelerated spending behind capital expansion investments and additional capital expenditures associated with the consolidation of LW EMEA.

●	An effective tax rate(2) (full year), excluding items impacting comparability, of 23 percent to 24 percent. The Company’s previous estimate was 24 percent.

The Company’s target for interest expense, net, of approximately $115 million is unchanged.

End Notes

(1)	Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its third quarter fiscal 2023 results at 10:00 a.m. EDT today, April 6, 2023. Participants in the U.S. and Canada may access the conference call by dialing 877-502-9276 and participants outside the U.S. and Canada should dial +1-313-209-4906. The conference ID is 7608560. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://event.webcasts.com/starthere.jsp?ei=1600440&tp_key=122567668f

A rebroadcast of the conference call will be available beginning on Friday, April 7, 2023, after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint ventures, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and adjusted interest expense, income tax expense, and equity method investment earnings, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, income from operations, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.

Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.

The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Income from Operations, Adjusted Net Income, Adjusted EBITDA including unconsolidated joint ventures and Adjusted Diluted EPS. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, acquisition and integration costs and related fair value adjustments, impacts of currency and commodity hedging activities, and other items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis, can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted Income from Operations, Adjusted Net Income, Adjusted EBITDA including unconsolidated joint ventures or Adjusted Diluted EPS to GAAP income from operations, net income or diluted earnings per share, as applicable, has not been provided.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “believe,” “will,” “continue,” “deliver,” “drive,” “provide,” “face,” “leverage,” “estimate,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs, pricing actions, gross margins, productivity, acquisition of the remaining equity interest in LW EMEA, including the anticipated benefits of the transaction, and business and financial outlook and prospects, as well as supply chain constraints, inflation, the Company’s industry, and global economic conditions. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials and other commodities; labor shortages and other operational challenges; an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for the Company’s products; risks related to disruption of management time from ongoing business operations due to integration efforts related to the LW EMEA acquisition; failure to realize the benefits expected from the LW EMEA acquisition; the effect of the LW EMEA acquisition on the Company’s ability to retain customers and retain and hire key personnel, maintain relationships with suppliers and on its operating results and businesses generally; risks associated with integrating acquired businesses, including LW EMEA; levels of pension, labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruptions in the global economy caused by the war in Ukraine and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with other possible acquisitions; the Company’s debt levels; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 26,	February 27,	February 26,	February 27,
	2023	2022	2023	2022
Net sales	$1,253.6	$955.0	$3,655.7	$2,945.8
Cost of sales	855.8	734.0	2,603.0	2,368.0
Gross profit	397.8	221.0	1,052.7	577.8
Selling, general and administrative expenses	131.5	87.2	357.6	269.4
Income from operations (1)	266.3	133.8	695.1	308.4
Interest expense, net (2)	25.8	25.8	76.4	136.1
Income before income taxes and equity method earnings	240.5	108.0	618.7	172.3
Income tax expense	42.1	31.1	152.6	49.4
Equity method investment earnings (loss) (3)	(23.3)	29.7	44.0	46.0
Net income	$175.1	$106.6	$510.1	$168.9
Earnings per share:
Basic	$1.22	$0.73	$3.54	$1.16
Diluted	$1.21	$0.73	$3.53	$1.16
Dividends declared per common share	$0.280	$0.245	$0.770	$0.715
Weighted average common shares outstanding:
Basic	144.0	145.1	144.0	145.8
Diluted	144.8	145.5	144.7	146.2

(1)	Income from operations for the thirteen and thirty-nine weeks ended February 26, 2023 included a net $4.3 million gain ($2.8 million after-tax, or $0.02 per share) and a net $30.8 million gain ($22.0 million after-tax, or $0.15 per share), respectively, related to actions taken to mitigate the effect of changes in currency rates on the purchase of the remaining equity interest in LW EMEA, net of other acquisition-related costs.

(2)	Interest expense, net, for the thirty-nine weeks ended February 27, 2022, included a loss on the extinguishment of debt of $53.3 million ($40.5 million after-tax, or $0.28 per share), which included an aggregate call premium of $39.6 million related to the redemption of the Company’s 4.625% senior notes due 2024 and 4.875% senior notes due 2026, and the write-off of $13.7 million of previously unamortized debt issuance costs associated with those notes.

(3)	Equity method investment earnings (loss) included a $47.3 million unrealized loss ($35.1 million after-tax, or $0.24 per share) and a $19.3 million unrealized gain ($14.3 million after-tax, or $0.10 per share) for the thirteen weeks ended February 26, 2023 and February 27, 2022, respectively; and unrealized losses of $37.8 million ($28.1 million after-tax, or $0.18 per share) and unrealized gains of $30.6 million ($22.7 million after-tax, or $0.16 per share) for the thirty-nine weeks ended February 26, 2023 and February 27, 2022, respectively, related to mark-to-market adjustments associated with changes in natural gas and electricity derivatives as commodity markets in Europe have experienced significant volatility.

Equity method investment earnings for the thirty-nine weeks ended February 26, 2023 also included a $15.1 million gain (before and after-tax, or $0.10 per share) recognized in connection with the Company’s acquisition of an additional 40 percent equity interest in its Argentina joint venture, bringing total equity ownership from 50 percent to 90 percent. The gain related to the remeasurement of the Company’s previously held 50 percent equity interest to fair value.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, in millions, except share data)

	February 26,	May 29,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$675.0	$525.0
Receivables, less allowance for doubtful accounts of $1.2 and $1.1	500.5	447.3
Inventories	837.4	574.4
Prepaid expenses and other current assets	105.0	112.9
Total current assets	2,117.9	1,659.6
Property, plant and equipment, net	1,867.3	1,579.2
Operating lease assets	150.5	119.0
Equity method investments	243.6	257.4
Goodwill	347.7	318.0
Intangible assets, net	31.4	33.7
Other assets	328.9	172.9
Total assets	$5,087.3	$4,139.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$6.2	$—
Current portion of long-term debt and financing obligations	49.1	32.2
Accounts payable	453.1	402.6
Accrued liabilities	308.9	264.3
Total current liabilities	817.3	699.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,163.9	2,695.8
Deferred income taxes	160.8	172.5
Other noncurrent liabilities	230.5	211.9
Total long-term liabilities	3,555.2	3,080.2
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 148,339,042 and 148,045,584 shares issued	148.3	148.0
Additional distributed capital	(774.0)	(813.3)
Retained earnings	1,703.3	1,305.5
Accumulated other comprehensive loss	(52.9)	(15.6)
Treasury stock, at cost, 4,587,296 and 3,974,156 common shares	(309.9)	(264.1)
Total stockholders’ equity	714.8	360.5
Total liabilities and stockholders’ equity	$5,087.3	$4,139.8

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, in millions)

	Thirty-Nine Weeks Ended
	February 26,	February 27,
	2023	2022
Cash flows from operating activities
Net income	$510.1	$168.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	153.3	142.4
Loss on extinguishment of debt	—	53.3
Stock-settled, stock-based compensation expense	28.0	15.5
Equity method investment earnings in excess of distributions	(44.3)	(26.8)
Deferred income taxes	(25.5)	14.2
Foreign currency remeasurement gain	(21.2)	—
Other	(22.3)	(3.3)
Changes in operating assets and liabilities, net of acquisition:
Receivables	(47.2)	(64.1)
Inventories	(254.3)	(121.2)
Income taxes payable/receivable, net	13.1	16.4
Prepaid expenses and other current assets	5.9	(15.6)
Accounts payable	16.7	(3.8)
Accrued liabilities	22.8	(1.9)
Net cash provided by operating activities	$335.1	$174.0
Cash flows from investing activities
Additions to property, plant and equipment	(429.4)	(217.8)
Additions to other long-term assets	(67.6)	(9.2)
Acquisition of interest in joint venture, net	(42.3)	—
Other	3.6	0.8
Net cash used for investing activities	$(535.7)	$(226.2)
Cash flows from financing activities
Proceeds from issuance of debt	510.8	1,669.2
Repayments of debt and financing obligations	(24.6)	(1,690.1)
Dividends paid	(105.8)	(103.0)
Repurchase of common stock and common stock withheld to cover taxes	(47.2)	(133.7)
Payments of senior notes call premium	—	(39.6)
Other	(1.9)	(5.0)
Net cash provided by (used for) financing activities	$331.3	$(302.2)
Effect of exchange rate changes on cash and cash equivalents	19.3	(0.5)
Net increase (decrease) in cash and cash equivalents	150.0	(354.9)
Cash and cash equivalents, beginning of period	525.0	783.5
Cash and cash equivalents, end of period	$675.0	$428.6

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
			Year-Over-
	February 26,	February 27,	Year Growth
	2023	2022	Rates	Price/Mix	Volume
Segment net sales
Global	$648.5	$487.9	33%	33%	0%
Foodservice	360.0	294.5	22%	25%	(3%)
Retail	216.0	143.6	50%	44%	6%
Other	29.1	29.0	0%	0%	0%
	$1,253.6	$955.0	31%	31%	0%

Segment product contribution margin (1)
Global	$167.5	$73.0	129%
Foodservice	142.9	106.7	34%
Retail	82.6	31.6	161%
Other (2)	(4.2)	6.2	(168%)
	388.8	217.5	79%
Add: Advertising and promotion expenses	9.0	3.5	157%
Gross profit	$397.8	$221.0	80%

	Thirty-Nine Weeks Ended
			Year-Over-
	February 26,	February 27,	Year Growth
	2023	2022	Rates	Price/Mix	Volume
Segment net sales
Global	$1,901.0	$1,505.8	26%	26%	0%
Foodservice	1,084.2	929.8	17%	26%	(9%)
Retail	577.0	418.7	38%	41%	(3%)
Other	93.5	91.5	2%	4%	(2%)
	$3,655.7	$2,945.8	24%	27%	(3%)

Segment product contribution margin (1)
Global	$422.2	$196.5	115%
Foodservice	411.9	307.5	34%
Retail	197.0	67.8	191%
Other (2)	1.5	(6.6)	123%
	1,032.6	565.2	83%
Add: Advertising and promotion expenses	20.1	12.6	60%
Gross profit	$1,052.7	$577.8	82%

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

(2)	The Other segment primarily includes the Company’s vegetable and dairy businesses and unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts. Unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts reported in the Other segment included a loss of $7.5 million and a gain of $2.8 million for the thirteen weeks ended February 26, 2023 and February 27, 2022, respectively; and losses of $14.3 million and $14.1 million for the thirty-nine weeks ended February 26, 2023 and February 27, 2022, respectively. Excluding these mark-to-market adjustments and realized settlements, Other segment product contribution margin declined $0.1 million and increased $8.3 million for the thirteen and thirty-nine weeks ended February 26, 2023, respectively.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
Thirteen Weeks Ended February 26, 2023	Operations	Expense	Expense (1)	Earnings (Loss)	Net Income	EPS
As reported	$266.3	$25.8	$42.1	$(23.3)	$175.1	$1.21
Items impacting comparability:
Impact of LW EMEA natural gas and electricity derivative losses (2)	—	—	12.2	47.3	35.1	0.24
Acquisition-related items, net (2)	(4.3)	—	(1.5)	—	(2.8)	(0.02)
Total items impacting comparability	(4.3)	—	10.7	47.3	32.3	0.22
Adjusted (3)	$262.0	$25.8	$52.8	$24.0	$207.4	$1.43

Thirteen Weeks Ended February 27, 2022
As reported	$133.8	$25.8	$31.1	$29.7	$106.6	$0.73
Items impacting comparability:
Impact of LW EMEA natural gas and electricity derivative gains (2)	—	—	(5.0)	(19.3)	(14.3)	(0.10)
Total items impacting comparability	—	—	(5.0)	(19.3)	(14.3)	(0.10)
Adjusted (3)	$133.8	$25.8	$26.1	$10.4	$92.3	$0.63

Thirty-Nine Weeks Ended February 26, 2023
As reported	$695.1	$76.4	$152.6	$44.0	$510.1	$3.53
Items impacting comparability:
Impact of LW EMEA natural gas and electricity derivative losses (2)	—	—	9.7	37.8	28.1	0.18
Acquisition-related items, net (2)	(30.8)	—	(8.8)	—	(22.0)	(0.15)
Gain on acquisition of interest in joint venture (2)	—	—	—	(15.1)	(15.1)	(0.10)
Total items impacting comparability	(30.8)	—	0.9	22.7	(9.0)	(0.07)
Adjusted (3)	$664.3	$76.4	$153.5	$66.7	$501.1	$3.46

Thirty-Nine Weeks Ended February 27, 2022
As reported	$308.4	$136.1	$49.4	$46.0	$168.9	$1.16
Items impacting comparability:
Impact of LW EMEA natural gas and electricity derivative gains (2)	—	—	(7.9)	(30.6)	(22.7)	(0.16)
Loss on extinguishment of debt (2)	—	(53.3)	12.8	—	40.5	0.28
Total items impacting comparability	—	(53.3)	4.9	(30.6)	17.8	0.12
Adjusted (3)	$308.4	$82.8	$54.3	$15.4	$186.7	$1.28

(1)	Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction. For the thirty-nine weeks ended February 26, 2023, there is no tax impact associated with the gain on the acquisition of an additional 40 percent interest in the Company’s Argentina joint venture.

(2)	See footnotes (1), (2), and (3) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(3)	Adjusted income from operations, interest expense, income tax expense, equity method investment earnings (loss), net income, and diluted earnings per share are non-GAAP financial measures. These non-GAAP financial measures reflect management’s exclusion of items impacting comparability between periods as management believes these items are not necessarily reflective of the underlying operating trends of the Lamb Weston business. Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of decision making. Management believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with useful supplemental information to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 26,	February 27,	February 26,	February 27,
	2023	2022	2023	2022
Net income	$175.1	$106.6	$510.1	$168.9
Equity method investment loss (earnings) (1)	23.3	(29.7)	(44.0)	(46.0)
Interest expense, net	25.8	25.8	76.4	136.1
Income tax expense	42.1	31.1	152.6	49.4
Income from operations	266.3	133.8	695.1	308.4
Depreciation and amortization	50.2	46.6	150.0	138.8
Items impacting comparability
Acquisition-related items, net (1)	(4.3)	—	(30.8)	—
Adjusted EBITDA (2)	312.2	180.4	814.3	447.2

Unconsolidated Joint Ventures (3)
Equity method investment earnings (loss)	(23.3)	29.7	44.0	46.0
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	9.3	9.5	26.9	30.7
Items impacting comparability
Impact of LW EMEA natural gas and electricity derivatives (1)	47.3	(19.3)	37.8	(30.6)
Gain on acquisition of interest in joint venture (1)	—	—	(15.1)	—
Add: Adjusted EBITDA from unconsolidated joint ventures	33.3	19.9	93.6	46.1

Adjusted EBITDA including unconsolidated joint ventures (2)	$345.5	$200.3	$907.9	$493.3

(1)	See footnotes (1) and (3) to the Consolidated Statements of Earnings for a discussion of the items impacting comparability.

(2)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. These non-GAAP financial measures reflect management’s exclusion of items impacting comparability between periods as management believes these items are not necessarily reflective of the underlying operating trends of the Lamb Weston business. Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of decision making. Management believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measure, net income, and the reconciliations to that GAAP financial measure, provides investors with useful supplemental information to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release for additional information.

(3)	As of the end of the fiscal third quarter 2023, Lamb Weston held equity interests in three potato processing joint ventures, including 50 percent of LW EMEA, 50 percent of Lamb-Weston/RDO Frozen (“LWRDO”), and 90 percent of LWAMSA. Lamb Weston accounts for its investment in LWRDO under the equity method of accounting. Lamb Weston accounted for its investment in LWAMSA under the equity method of accounting until July 2022, when Lamb Weston acquired majority ownership and began to account for the investment in LWAMSA by consolidating its financial results in Lamb Weston’s consolidated financial statements. In addition, Lamb Weston accounted for its investment in LW EMEA under the equity method of accounting through the fiscal third quarter 2023. Lamb Weston completed the acquisition of the remaining equity interest in LW EMEA on February 28, 2023, and the financial results of LW EMEA will be consolidated in Lamb Weston’s consolidated financial statements beginning the fourth fiscal quarter 2023. See Note 6, Joint Venture Investments, of the Condensed Notes to Consolidated Financial Statements in the Company’s fiscal third quarter 2023 Form 10-Q, for more information.